Exhibit 99.1
Rapid Micro Biosystems Reports Third Quarter 2023 Financial Results
Reports third quarter 2023 total revenue of $6.1 million, representing growth of 30% compared to third quarter 2022
Reaffirms full year 2023 total revenue guidance of at least $22.0 million, representing growth of approximately 30% compared to full year 2022

LOWELL, Mass., November 3, 2023 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the third quarter ended September 30, 2023.
Recent Highlights
•Third quarter total revenue (combined product and service revenue) increased 30% to $6.1 million
•Third quarter recurring revenue increased 17% to $3.4 million
•Placed five new Growth Direct systems with customers
•Added a new top 5 global pharma customer; customer base now includes two-thirds of the global top 20 pharma manufacturers
•Completed validation of four new customer systems
•Cash, cash equivalents and investments of $104.0 million as of September 30, 2023

"We are pleased to report that we exceeded our revenue guidance for the third consecutive quarter this year," said Robert Spignesi, President and CEO. "Compared to last year, revenue growth in both our product and service businesses was approximately 30% for the second consecutive quarter. Additionally, our gross margin percentage showed meaningful improvement on both a sequential and year-over-year basis. This performance demonstrates the consistent strong execution of our commercial and operations strategies, and I am proud of our team's ability to navigate the ongoing challenges in the macroeconomic environment. Based on our year-to-date results, we are confident that we are on-track to achieve at least 30% revenue growth in 2023."

Third Quarter Financial Results
Total revenue for the third quarter of 2023 increased 30% to $6.1 million, from $4.7 million in the third quarter of 2022. The Company placed five new Growth Direct® systems and completed the validation of four new customer systems compared to three placements and four validations in the third quarter of 2022. Product revenue increased primarily due to higher system placements in the quarter and service revenue increased due to a larger cumulative number of validated customer systems. Recurring revenue increased 17% to $3.4 million, compared to $2.9 million in the third quarter last year.
Total cost of revenue was $7.8 million in the third quarter of 2023, compared to $7.5 million in the third quarter of 2022, representing an increase of 3%. The increase was primarily due to higher costs to support service-related activity.
Total operating expenses were $12.8 million in the third quarter of 2023, compared to $14.1 million in the third quarter of 2022. The decrease was largely due to nonrecurring costs incurred during the third quarter last year associated with the strategic review process initiated by our Board of Directors in that period.

Net loss for the third quarter of 2023 was $13.4 million, compared to $16.3 million in the third quarter of 2022. The improvement was due to the increase in revenue, the decrease in operating expenses and an increase in interest income. Net loss per share for the third quarter of 2023 was $0.31, compared to $0.38 in the third quarter of 2022.
Cash, cash equivalents and investments were $104.0 million as of September 30, 2023, which the Company continues to expect to provide a cash runway at least into 2026. The Company had no debt outstanding as of September 30, 2023.
2023 Outlook
The Company is reaffirming its full year 2023 total revenue guidance of at least $22.0 million, representing growth of approximately 30% compared to full year 2022, and the placement of at least 15 systems.
Webcast Details
The Company will host a conference call before the market opens today, November 3, 2023, at 8:30 a.m. ET to discuss its third quarter 2023 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems
Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2023 revenue outlook range, cash runway and expected future revenue and growth; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s revenue; expectations regarding the Company’s commercial execution for both products and services and improvements to the sales and marketing processes; and expectations regarding the impact of macroeconomic uncertainty on the Company.
In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s organizational restructuring plan, including a reduction in workforce, that may not result in the anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt the Company’s business; the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the Company’s limited experience in marketing and sales and the effectiveness of its sales processes; the Company’s need to develop new products and adapt to technological changes; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; the Company’s ability to maintain its manufacturing facility; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; risks related to the exploration of strategic alternatives; the impact of macroeconomic volatility and public health crises on the Company’s business and operations, including further delays in placements and validation of new systems; and the other important factors outlined under the caption “Risk

Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2023, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$4,200	$3,209	$10,693	$8,212
Service revenue	1,945	1,530	5,489	4,547
Total revenue	6,145	4,739	16,182	12,759
Costs and operating expenses:
Cost of product revenue	5,691	5,627	15,361	13,220
Cost of service revenue	2,085	1,906	6,134	5,478
Research and development	3,116	2,973	9,502	9,463
Sales and marketing	3,498	3,930	10,161	10,870
General and administrative	6,204	7,189	19,399	19,687
Total costs and operating expenses	20,594	21,625	60,557	58,718
Loss from operations	(14,449)	(16,886)	(44,375)	(45,959)
Other income (expense):
Interest income, net	1,093	575	3,169	947
Other (expense) income, net	(26)	(21)	(66)	70
Total other income (expense), net	1,067	554	3,103	1,017
Loss before income taxes	(13,382)	(16,332)	(41,272)	(44,942)
Income tax expense (benefit)	10	7	23	(583)
Net loss	$(13,392)	$(16,339)	$(41,295)	$(44,359)
Net loss per share — basic and diluted	$(0.31)	$(0.38)	$(0.96)	$(1.05)
Weighted average common shares outstanding — basic and diluted	43,080,095	42,517,992	42,985,184	42,404,243

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$23,786	$27,064
Short-term investments	65,603	81,584
Accounts receivable	3,907	5,369
Inventory	20,193	21,187
Prepaid expenses and other current assets	1,556	3,372
Total current assets	115,045	138,576
Property and equipment, net	12,870	13,818
Right-of-use assets, net	6,489	7,063
Long-term investments	14,620	29,790
Other long-term assets	856	1,119
Restricted cash	284	284
Total assets	$150,164	$190,650
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,271	$5,428
Accrued expenses and other current liabilities	6,946	8,150
Deferred revenue	4,560	4,706
Lease liabilities, short-term	841	766
Total current liabilities	15,618	19,050
Lease liabilities, long-term	6,504	7,202
Other long-term liabilities	255	229
Total liabilities	22,377	26,481
Total stockholders’ equity	127,787	164,169
Total liabilities and stockholders’ equity	$150,164	$190,650

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Cash, Cash Equivalents and Investments
(in thousands)

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$23,786	$27,064
Short-term investments	65,603	81,584
Long-term investments	14,620	29,790
Cash, cash equivalents and investments	$104,009	$138,438